EXHIBIT  2.3


                                STATE OF DELAWARE
                            CERTIFICATE OF MERGER OF
                            DOMESTIC CORPORATION AND
                               FOREIGN CORPORATION


     Pursuant to Title 8, Section 252(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST:     The  name  of  the  surviving  corporation  is       WorldWater
                                                          ----------------------
Corp., a Delaware corporation, and the name of the corporation being merged into this surviving corporation is WorldWater Corp., a Nevada corporation.
                               ----------------

SECOND:     The  Agreement  and  Plan  of  Merger  has  been  approved, adopted, certified,  executed  and  acknowledged by each of the constituent corporations.

THIRD:     The  name of the surviving corporation is  WorldWater Corp., a
                                                      ---------------
Delaware  corporation.

FOURTH:     The  Certificate of Incorporation of the surviving corporation shall be  its  Certificate  of  Incorporation.

FIFTH:     The  authorized  stock  and  par value of the non-Delaware company is

     a). fifty million (50,000,000) shares with a par value of one-tenth of one cent ($.001) per share shall be designated as Common Stock; AND
     b). ten million (10,000,000) shares with a par value of one cent ($.01) per share shall be designated as Preferred Stock.

SIXTH:     The  merger  is  to  become  effective on        April 30, 2001.
                                                     -------------------------
SEVENTH: The Agreement and Plan of Merger is on file at the corporate offices of WorldWater Corp., located at the Pennington Business Center, 55 Route 31 South, Pennington, New Jersey 08534, the place of business of the surviving corporation.

EIGHTH:     A  copy of the Agreement and Plan of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 30th day of April, 2001.



                              By:     /s/ Stephen A. Salvo
                                        Authorized  Officer
                              Name:     Stephen  A.  Salvo,  Secretary


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